Exhibit 10.4

CONSTELLATION BRANDS, INC.

LONG-TERM STOCK INCENTIVE PLAN
Amended and Restated as of July 18, 2017

This Long-Term Stock Incentive Plan (amended and restated as of July 18, 2017) is adopted by the Human Resources Committee of the Board of Directors of Constellation Brands, Inc., acting in its capacity as the Committee under the Plan, subject to the approval of the stockholders of the Company. The Plan amends and restates in its entirety the Constellation Brands, Inc. Long-Term Stock Incentive Plan (amended and restated as of July 27, 2012), as amended, and applies to Awards made on or after July 18, 2017. This amendment and restatement of the Plan shall become effective upon being approved by the Company’s stockholders (the “Effective Date”). Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. Grants of Awards made under the Plan prior to July 18, 2017 shall be governed by the terms of the Plan in effect as of the date of the Award. Certain capitalized terms used in the Plan are defined in Annex A.

1.PURPOSE

The Plan is designed to assist the Company in attracting and retaining Employees, Non-Employee Directors and Consultants and to provide them additional incentives consistent with the long-term success of the Company’s business.

2.ADMINISTRATION

The Plan shall be administered by the Committee; provided however that the full Board may, in its sole discretion, act at any time as the Committee, and shall do so with respect to grants of Awards to Non-Employee Directors. The Committee may take action (including through use of subcommittees) in any manner permitted under its charter, as in effect from time to time. Any action taken by the Committee with respect to the Plan or of any Award Agreement shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, permitted transferees under Section 13 of the Plan or other persons claiming rights from or through a Participant, and stockholders.

The Committee shall have final discretion, responsibility and authority to: (a) select Eligible Persons to become Participants; (b) grant Awards; (c) determine at the type, number, and other terms and conditions of, and all other matters relating to, Awards; (d) prescribe the form of the Award Agreement representing such Award (which need not be identical for each Participant); (e) amend Award Agreements or accelerate the vesting of Awards; (f) make any amendments to Award Agreements or the Awards which may, without limitation, include any acceleration of vesting or exercisability, waiver of any condition or requirement or taking of other action consistent with the purposes of the Plan; (g) interpret and construe the Plan and Awards and correct defects, supply omissions or reconcile inconsistencies therein; (h) make and amend rules and regulations relating to the Plan and Awards; and (i) provide for forfeiture of outstanding Awards and recapture of realized gains and other realized value in such events as determined by the Committee; and (j) make all other determinations as the Committee may deem necessary or advisable for the administration of the Plan and Awards. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person in a manner consistent with the treatment of other Eligible Persons.

Except as specifically provided to the contrary in the Plan, the Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, (i) to perform administrative functions, (ii) with respect to Participants not subject to

Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, and (iii) with respect to Participants subject to Section 16, to perform such other functions of the Committee as the Committee may determine to the extent performance of such functions will not result in the loss of an exemption under Rule 16b-3 otherwise available for transactions by such persons, in each case to the extent permitted under Applicable Laws. The Committee may appoint agents to assist it in administering the Plan.

The Committee, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any Executive Officer, other officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee, and any officer or Employee acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

No outstanding Award may be exercised and no payment shall be made pursuant to an Award if the Participant to whom the Award is granted (x) is, or at any time after the Grant Date has been, in competition with the Company or its Related Entities or (y) has been terminated by the Company for Cause. The Committee shall determine, in its discretion, whether a Participant’s actions constitute competition with the Company or its Related Entities.

3.ELIGIBILITY

The Committee may in its discretion grant Awards to any Eligible Person, including an Employee, Consultant, or Non-Employee Director; provided, however, that only an Employee (including any officer) of the Company or any Subsidiary may receive an Incentive Stock Option and only a Covered Employee may receive a Cash Incentive Award under the Plan. In addition, current or former employees or non-employee directors of, or consultants to, of an acquired entity are eligible to receive Substitute Awards under the Plan.

4.SHARES AVAILABLE; TYPES OF AWARDS

(a)Share Reserve. Awards may be granted under the Plan with respect to Class A Stock or Class 1 Stock. Subject to adjustment as provided in Section 16 below, the aggregate number of Shares reserved and available for delivery with respect to which Awards may be granted under the Plan is one-hundred and eight million (108,000,000) Shares (the “Share Reserve”). Subject to such aggregate limit, Awards may be granted in any combination of Shares of Class A Stock or Class 1 Stock. Shares subject to Awards may be authorized and unissued Shares or authorized and issued Shares held in the Company’s treasury or acquired by the Company through repurchases in the open market or in privately negotiated transactions from third parties. The Committee may direct that any stock certificate evidencing Shares issued under the Plan must bear a legend setting forth such restrictions on transferability as may apply to the Shares. Subject to adjustment as provided in Section 16 below, the number of Shares that may be issued pursuant to Incentive Stock Options shall be one-hundred and eight million (108,000,000) Shares.

(b)Share Reserve Accounting. The following Shares related to Awards under the Plan may again be available for issuance under the Plan, in addition to the Shares described in Section 4(a) above: (i)  Shares related to Awards paid in cash; (ii)  Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares; and (iii)  any Shares of Restricted Stock that are returned to the Company upon a Participant’s termination of employment. Shares that are used to pay the exercise price of a Stock Option and Shares withheld to satisfy tax withholding obligations with respect to an Award will not be available for further grants of Awards under the Plan. Dividend equivalents payable in cash will not be counted against the Shares available for issuance under the Plan. All Shares covered by a SAR, to the extent it is exercised and settled in Shares, will be considered issued or transferred under the Plan. Substitute Awards shall not be counted against the Shares available for granting Awards under the Plan to the maximum extent permitted by Applicable Laws.

(c)Types of Awards. The Committee may make Awards from time to time in any one or more of the following types singly or in tandem: Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Share Units, Other Stock-Based Awards or Cash Incentive Awards.

(d)Individual Limits. Subject to adjustment as provided in Section 16 below, in each fiscal year that ends on or after the Effective Date:

(i)an Eligible Person may not be granted Stock Options and/or SARs relating to more than 1,000,000 Shares;

(ii)an Eligible Person may not be granted Restricted Stock, Restricted Stock Units and/or Performance Shares relating to more than 1,000,000 Shares; and

(iii)the maximum amount that may be earned by an Executive Officer under Cash Incentive Award opportunities granted in that year shall not exceed $10,000,000.

(e)Non-Employee Director Compensation Limit. In addition to any other limitation set forth in this Section 4, in any fiscal year that ends on or after the Effective Date, no Non-Employee Director will be granted cash compensation and equity compensation (under the Plan or any other plan, program or policy of the Company) that, in the aggregate, exceeds $750,000 for such fiscal year. With respect to Awards granted during a fiscal year, the amount to be applied against this limit shall be the Grant Date fair value, as determined by the Company for financial reporting purposes, for such awards. Cash compensation for purposes of this limitation means meeting fees and retainers, even if electively deferred, but shall not include expense reimbursements related to service as a director, allowances for use of company products and charitable matching contributions. For the avoidance of doubt, in a fiscal year in which a Non-Employee Director serves the Company in another capacity (including as an interim officer), the Non-Employee Director Compensation Limit shall not apply to compensatory equity awards granted by the Board to such director in respect of such service as an Employee or consultant.

5.STOCK OPTIONS

The Committee may grant Stock Options to an Eligible Person subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan and are memorialized in an Award Agreement. Such terms, conditions and provisions include the following:

(a)Identification of Stock Option. Each Stock Option shall be designated in the applicable Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of such designation, a Stock Option will be deemed to be a Non-Qualified Stock Option.

(b)Number of Shares and Class of Common Stock. Each Award Agreement for a Stock Option shall specify the number of Shares and class of Common Stock, Class A Stock or Class 1 Stock, to which it pertains.

(c)Exercise Price. The exercise price of a Stock Option shall not be less than the Fair Market Value of a Share to which the Stock Option relates on the Grant Date; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time of the grant of such Stock Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code, the exercise price per share shall not be less than 110% of the Fair Market Value per share on the Grant Date and provided, further, that a Stock Option may be granted as a Substitute Award with an exercise price that is lower than the Fair Market Value of a Share to which such Stock Option relates if it is granted pursuant to an assumption or substitution for another option in a manner satisfying the applicable provisions of Section 424(a) and Section 409A of the Code.

(d)Duration of Option. The duration of each Stock Option shall not extend later than ten years after the Grant Date. Stock Options must be exercised on or before 5:00 p.m. Eastern Time on their expiration date.

(e)Exercise Terms. Any grant may specify (1)  a waiting period or periods before Stock Options shall become exercisable and (2)  permissible dates or period on or during which Stock Options shall be exercisable, and any grant may provide for earlier exercise of such rights in the event of a termination of employment. Stock Options may be partially exercised from time to time during the period extending from the time they first become exercisable in accordance with the terms of the Award until the expiration of the exercise period specified in the Award Agreement. The Committee may impose such additional or other limitations or conditions on the vesting or exercise of any Stock Option as it deems appropriate.

(f)Method of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of a Stock Option until payment in full of the exercise price and an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld in accordance with Section 11. Stock Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Stock Option accompanied by payment of the exercise price and the applicable aggregate tax withholding amount. The exercise price shall be payable (i)  in cash, check, and/or Shares of Common Stock valued at the Fair Market Value at the time the Stock Option is exercised (including, pursuant to procedures as may be approved by the Committee, by means of attestation of ownership of a sufficient number of Shares of Common Stock in lieu of actual delivery of such shares to the Company); or (ii)  by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in the case of Stock Options relating to Class A Stock, delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell Class A Stock received under the Award and to deliver to the Company the amount of proceeds to pay the exercise price, (B) in the case of Stock Options relating to Class 1 Stock, (x) delivery to the Company’s transfer agent for Class A Stock of any conversion notice or direction necessary to convert Class 1 Stock received under the Award into Class A Stock, and (y) delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell shares of Class A Stock received upon the conversion of the Class 1 Stock received under the Award and to deliver to the Company the amount of proceeds to pay the exercise price, (C) by a “net exercise” method whereby the Company withholds from the delivery of the Shares for which the Stock Option was exercised that number of Shares having a Fair Market Value equal to the aggregate exercise price for the Shares for which the Stock Option was exercised and/or (D) such other method of payment as the Committee in its discretion deems appropriate.

(g)Amended Stock Option. The Committee, in its sole discretion, may authorize the amendment of an outstanding Stock Option that relates to Class A Stock so that such Stock Option, instead, relates to Class 1 Stock. An amendment to an outstanding Stock Option so that it relates to Class 1 Stock instead of Class A Stock shall not constitute a new grant for purposes of Section 5(b), and such Stock Option shall continue to be treated for all purposes as having been granted on the original Grant Date of such Stock Option. The Committee shall have discretion to determine the terms and conditions of such amended Stock Option; provided that such terms and conditions shall, to the extent permissible within the terms and conditions of the Plan, be equivalent to the terms and conditions of the Stock Option prior to the amendment. The exercise price of the amended Stock Option may not be less than the exercise price of the Stock Option prior to the amendment, and the number of Shares that may be purchased under the amended Stock Option may not exceed the number of Shares that could have been purchased under the Stock Option prior to the amendment, in each case subject to the adjustments in Section 16.

(h)Stock Rights Exemption. Unless otherwise specifically determined by the Committee, Non-Qualified Stock Options granted under the Plan are intended to qualify as stock rights exempt from Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

(i)$100,000 Annual Limit for ISOs. Notwithstanding any provision in this Section 5, to the extent that the Aggregate Fair Market Value of the Shares with respect to which Stock Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company) exceed $100,000, such Stock Options shall be treated as Non-Qualified Stock Options. Stock options failing to qualify as Incentive Stock Options for any reason will be treated as Non-Qualified Stock Options, rather than being forfeited.

(j)Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise a Stock Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other Applicable Laws.

6.STOCK APPRECIATION RIGHTS

The Committee may grant Stock Appreciation Rights to an Eligible Person subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan and are memorialized in an Award Agreement. Stock Appreciation Rights may be granted by the Committee in Awards which are in tandem with Stock Options or freestanding. Tandem Awards may be granted at the same time as the grant of the related Stock Option or at any time thereafter prior to the end of the exercise period for the related Stock Option. Each Stock Appreciation Right shall specify whether it relates to Shares of Class A Stock or Class 1 Stock.

(a)Value. The value of each Stock Appreciation Right shall be the difference between the Fair Market Value of a Share to which the Stock Appreciation Right relates on the date of exercise of the Stock Appreciation Right and the reference amount specified in the Award Agreement, which for each Stock Appreciation Right granted in tandem with a Stock Option shall be not less than the exercise price of the related Stock Option. The reference amount for each Stock Appreciation Right shall not be less than the Fair Market Value of a Share to which the Stock Appreciation Right relates on the Grant Date of the Stock Appreciation Right; provided, further, that an SAR may be granted as a Substitute Award with an reference amount that is lower than the Fair Market Value of a Share to which such SAR relates if it is granted pursuant to an assumption or substitution for another stock appreciation right in a manner satisfying the applicable provisions of Section 409A of the Code.

(b)Duration of Stock Appreciation Right. The duration of each Stock Appreciation Right shall be specified, and in no instance shall extend later than ten years after the Grant Date. Each tandem Stock Appreciation Right shall specify the Stock Option to which it is related and the terms and conditions under which exercise or expiration of the related Stock Option will result in automatic expiration of the related Stock Appreciation Right and the terms and conditions on which exercise or expiration of the Stock Appreciation Right will result in automatic expiration of the related Stock Option.

(c)Exercise Terms. Unless otherwise specified by the Committee, each Stock Appreciation Right granted under the Plan shall become exercisable in four equal annual installments commencing on the first anniversary of the Grant Date. Stock Appreciation Rights may be partially exercised from time to time during the period extending from the time they first become exercisable in accordance with the terms of the Award until the expiration of the exercise period specified in the Award Agreement. Exercise of related Stock Options will cause the immediate automatic expiration of related Stock Appreciation Rights on the terms and conditions specified by the Committee. The Committee may impose in the Award Agreement such additional or other limitations or conditions on the vesting or exercise of any Stock Appreciation Right as it deems appropriate. A Stock Appreciation Right shall be exercised upon such notice as is required by the Committee and shall be subject to Section 11 below regarding tax withholding requirements.

(d)Stock Rights Exemption. Unless otherwise specifically determined by the Committee, SARs granted under the Plan are intended to qualify as stock rights exempt from Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

7.RESTRICTED STOCK

The Committee may grant a Restricted Stock Award to an Eligible Person subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan. Each grant of an Award of Restricted Stock shall be evidenced by an Award Agreement that will specify whether the Shares of Restricted Stock are Class A Stock or Class 1 Stock, the availability of dividends and other distributions with respect to which Shares of Restricted Stock are entitled, the voting rights, if any, associated with such Shares of Restricted Stock, and the conditions that must be satisfied for the Participant to vest in the Participant’s right to the Restricted Stock. Notwithstanding the foregoing, no dividends shall be paid to a Participant on Shares of Restricted Stock until and unless the Participant vests in his right to receive such Shares. Restricted Stock Awards may include terms specified by the Committee that make vesting of the Award contingent upon achievement of one or more Performance Goal within or at the end of a Performance Period, and that require the Committee to certify the extent to which any Performance Goal has been satisfied and the number of Shares of Restricted Stock deliverable as a result thereof, prior to the delivery of any such Shares to the Participant.

Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued, or shall cause Shares to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions, and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i)  an escrow agreement satisfactory to the Committee, if applicable, and (ii)  the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 7 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

8.RESTRICTED STOCK UNITS AND PERFORMANCE SHARE UNITS

The Committee may grant Restricted Stock Units and Performance Share Units to an Eligible Person subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan. Each grant of an Award of Restricted Stock Units or Performance Share Units will be evidenced by an Award Agreement that shall specify the terms of the Award, including the performance measures and/or service requirements, if any, applicable to the Award, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan. The holder of a Restricted Stock Unit or a Performance Share Unit may receive a payout that is calculated based on the satisfaction of service requirements and/or other terms specified in the Award Agreement. The Committee shall specify in the Award Agreement whether any earned Restricted Stock Units and Performance Share Units shall be paid in the form of Shares or cash (or in a combination thereof).

Performance Share Units may include terms specified by the Committee that make vesting of the Award contingent upon achievement of one or more Performance Goals within or at the end of a Performance Period, and that require the Committee to certify the extent to which any Performance Goal has been satisfied and the number of Shares deliverable as a result thereof, prior to the delivery of any such Shares to the Participant.

If provided by the Committee and to the extent set forth in the Award Agreement, Participants holding Restricted Stock Units or Performance Share Units will be entitled to receive dividend equivalents with respect to dividends declared with respect to the Shares underlying such Awards; provided that no dividend equivalents shall be paid to a Participant on Restricted Stock Units or Performance Share Units until and unless the Participant vests in his right to receive such Shares.

9.OTHER STOCK-BASED AWARDS

The Committee may grant Other Stock-Based Awards to an Eligible Person subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan. Each grant of an Other Stock-Based Award will be evidenced by an Award Agreement that shall specify the terms of the Award. Grants of Other Stock-Based Awards may include terms specified by the Committee that make vesting of the Award contingent upon achievement of one or more Performance Goals within or at the end of a Performance Period, and that require the Committee to certify the extent to which any Performance Goal has been satisfied and the number of Shares deliverable as a result thereof, prior to the delivery of any such Shares to the Participant. An Other Stock-Based Award that has an exercise right may be exercised upon such notice as is required by the Committee to the Company accompanied by payment in full of any exercise price for the Shares or other compensation being acquired in such form as the Committee may provide consistent with the form of payment rules set forth in Section 5(f), together with all applicable withholding taxes as provided in Section 11 of the Plan. If provided by the Committee and to the extent set forth in the Award Agreement, Participants holding Other Stock-Based Awards will be entitled to receive dividend equivalents with respect to dividends declared with respect to the Shares underlying such Awards; provided that no dividend equivalents shall be paid to a Participant on Other Stock-Based Awards until and unless the Participant vests in his right to receive such Shares.

10. CASH INCENTIVE AWARDS

(a)Cash Incentive Awards may be granted only to Covered Employees. The Committee shall select the Performance Goals to be achieved by the Participant, the completion of any specified period of continuous service and the length of the Performance Period. The amount payable shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s base salary or a multiple or percentage thereof, a dollar amount, a percentage of the applicable criteria underlying the specified Performance Goal(s) (or a percentage thereof in excess of a threshold amount) or otherwise. The foregoing objective formula or standard also may be expressed in the form of a range, pursuant to which the actual amount of a Cash Incentive Award payable under the Plan may vary depending upon the extent to which the Performance Goals for the Performance Period have been attained. For the avoidance of doubt, pursuant to the foregoing, the Committee may establish for any Participant a method or formula for determining the maximum amount payable (subject to the maximum specified in Section 4(d)) based on the level of achievement of the applicable Performance Goal(s). Whether the Performance Goals have been achieved shall be determined by the Committee. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Cash Incentive Award that would otherwise be made to any Participant or to decide that no payment shall be made.

(b)At the time the Committee determines a Cash Incentive Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Cash Incentive Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either (a) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (b) comply with Section 409A of the Code, and provided further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the later of (i)  the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture, and (ii)  the 15th day of the third month of the Company’s fiscal year following the Company’s fiscal year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

11.WITHHOLDING TAXES

Whenever required under Applicable Laws in connection with an Award, the Company shall (and whenever permitted by law in connection with an Award the Company may but is not obligated to) require the Participant to remit to the Company or one of its Related Entities an amount sufficient to satisfy any federal, state and/or local income tax, foreign tax, social charge and employment withholding tax requirements prior to the delivery of any Shares. To the extent permitted under such rules as the Committee may promulgate from time to time in its sole discretion and in compliance with any requirements to avoid violations under Section 16(b) of the Exchange Act and related rules, a Participant may provide amounts for tax withholding (but not in excess of the maximum amount permitted for tax withholding under Applicable Laws) by delivering Shares then owned by the Participant or having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award. The Company and each of its Subsidiaries and Related Entities shall have the right and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any other compensation or amounts owing to a Participant (but not including nonqualified deferred compensation subject to Section 409A) up to the amount required to satisfy applicable tax withholding requirements.

12.QUALIFIED PERFORMANCE BASED COMPENSATION

(a)The Committee shall have the authority to grant to Covered Employees Awards described in Section 7 through 10 as Qualified Performance Based Compensation. The Committee is not obligated to grant any such Award so that it is exempt from the $1 million deduction on compensation under Section 162(m) of the Code. Awards that are intended to be Qualified Performance Based Compensation shall be granted by the Committee (or a subcommittee hereof of two or more outside directors) consistent with the terms of this Section 12 and the requirements for “performance-based compensation” under Section 162(m) of the Code.

(b)The Committee shall establish the Performance Period and the Performance Goal(s) for Qualified Performance Based Compensation in writing during the Applicable Period with respect to such Award. Performance Goals for Qualified Performance Based Compensation shall be established using one or more Performance Criteria. The Performance Goals established by the Committee may be (but need not be) particular to a Participant and may vary from year to year. Qualified Performance Based Compensation may be provided by either (i) granting Awards with the earned portion of such award subject to attaining Performance Goals or (ii) making the grant of Awards only after one or more Performance Goals have been obtained. The Committee shall designate in writing, in the Award Agreement or otherwise, during the Applicable Period the Performance Goal(s) intended to meet the performance goal requirement under Treas. Reg. Sect. 1.162-27(e)(2).

(c)At the time the Performance Goals are established, the Committee shall provide, in terms of an objective formula or standard, the method of computing the specific amount that will represent the maximum amount of cash or other compensation (including but not limited to equity based awards under Sections 7 through 9 of the Plan) to be provided to the Participant (or, if the equity award was granted within the Applicable Period, the portion of such award that will be earned) if the Performance Goal is attained (the “Performance Formula”). The Performance Formula shall be subject to such other special rules and conditions as the Committee may establish within the Applicable Period. For example, the Committee may provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events that may affect Performance Criteria, including but not limited to Extraordinary Items, provided that any such adjustments are established and administered in a manner consistent with the requirements under Section 162(m) for Qualified Performance Based Compensation. Performance Goals (and the underlying Performance Criteria) must be objectively determinable (i.e., such that a third party with knowledge of the relevant facts could determine whether the Performance Goals have been met), and the achievement of the Performance Goals must be substantially uncertain at the time they are established and any such special rules and conditions shall not be inconsistent with the provisions of Treasury Regulation Section 1.162-27(e).

(d)Following the completion of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms of the Performance-Based Compensation Award have been achieved for the applicable Performance Period. In no event may the Committee waive achievement of the Performance Goal requirements except in its discretion in the case of the death or disability of the Participant or a Change in Control. The Committee shall not have the discretion to grant or pay Qualified Performance Based Compensation for a Performance Period if and to the extent the Performance Goals for such Performance Period have not been attained.

(e)The Committee may exercise discretion to reduce or eliminate the amount that is earned or payable as Qualified Performance Based Compensation. The Committee, in its sole discretion, may reduce or eliminate any Award otherwise earned based on such factors, which may be objective or subjective, as it deems relevant including, without limitation: (i) performance against other financial or strategic objectives; (ii) its assessment of the Covered Employee’s overall performance for the Performance Period; (iii) prevailing levels of total compensation among similar companies and (iv) individual performance. Notwithstanding the foregoing, negative discretion shall not be exercised after the issuance of Restricted Stock, Restricted Stock Units, Performance Share Units or Other Stock Based Awards consistent with applicable requirements for fixed accounting under ASC Topic 718 (or its successor).

13.AWARDS NOT TRANSFERABLE

Unless transferability is otherwise permitted under the Award or as otherwise permitted by the Committee at or following the Grant Date, no Stock Option or Stock Appreciation Right is transferable by the Participant other than (i) by will or the laws of descent and distribution, (ii) pursuant to a domestic relations order, or (iii) solely with respect to Stock Options, by gift to family members or by gift or permitted non-cash exchange to entities beneficially owned by family members or other permitted transferees. Awards that have exercise rights shall be exercisable only by the Participant, the Participant’s legal representative, or the Participant’s permitted transferees. Shares of Restricted Stock may not be sold or otherwise transferred until the ownership vests in the Participant. Unless transferability is otherwise permitted under such conditions and rules adopted by the Committee, Cash Incentive Awards, Restricted Stock, Restricted Stock Units, Performance Share Units and Other Stock-Based Awards may not be sold or otherwise transferred.

14.GENERAL RESTRICTION ON ISSUANCE OF SHARES

The Company shall not be required to deliver any Shares upon the grant, vesting or exercise of any Award until it has been furnished with such documents as it may deem necessary to insure compliance with any law or rules of the SEC or any other governmental authority having jurisdiction under the Plan. Shares of Class 1 Stock will not be represented by certificates, and shares of Class A Stock may not be represented by certificates. Certificates for shares of Class A Stock, if any, or notices of ownership for Shares delivered upon such grant, vesting or exercise shall bear legends restricting transfer or other restrictions or conditions to the extent required by law or determined by the Committee. Each Award under the Plan is subject to the condition that, if at any time the Committee shall determine that the listing, registration or qualification of the Shares subject to such Award under any state or federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of the granting of such Awards or the issue or purchase of Shares thereunder, such Awards may not vest or be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

15.OTHER AWARD PROVISIONS

The Committee may impose on any Award or the exercise thereof, at the Grant Date or thereafter (subject to Section 21), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Continuous Service by the Participant and terms permitting a Participant to make elections relating to his or her Award. Subject to Section 12, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Applicable Laws, no consideration other than services may be required for the grant (but not the exercise) of any Award. The Committee has the authority to prescribe the rules that apply to an Award upon the termination of a Participant’s employment or Continuous Service, which shall be memorialized in the Participant’s original or amended Award Agreement or similar document.

16.ADJUSTMENT OF AWARDS

(a)In the event of any change in the capital stock of the Company by reason of any stock dividend, extraordinary cash dividend, stock split, recapitalization, reorganization, merger, consolidation, split up, combination, or exchange of shares, or rights offering to purchase capital stock at a price substantially below Fair Market Value, or of any similar change affecting the capital stock, the number and kind of shares authorized under Section 4 for the Plan (including, to the extent permitted by Section 162(m), the limits in Section 4 on Awards to any Participant in any fiscal year), the number and kind of shares which thereafter are subject to an Award under the Plan, the Performance Goals applicable to an Award, and the number and kind of unexercised Stock Options and Stock Appreciation Rights and the price per share shall be adjusted automatically consistent with such change to prevent the dilution or enlargement of the rights granted to, or available for, Participants in the Plan. No fractional shares of Stock that results from an adjustment under this Section 16 shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(b)In the event of a Corporate Transaction (as defined below), the Committee, as constituted before such transaction, is hereby authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions, which need not be uniform as to all Participants:

(i)cause any such Award then outstanding to be assumed or replaced by the successor corporation (if any), which assumption or replacement will be binding on all Participants, or the successor corporation may substitute equivalent awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards and Section 22 below);

(ii)provide that Stock Options and Stock Appreciation Rights outstanding as of the date of such transaction shall be cancelled and terminated without payment if the Fair Market Value of one share as of the date of the Change in Control is less than the per share Stock Option exercise price or Stock Appreciation Right reference amount; or

(iii)provide that each Stock Option and Stock Appreciation Right then outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of a Corporate Transaction over the exercise price per Share of such Stock Option and/or Stock Appreciation Right (such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction, if applicable) or in a combination thereof, in such manner as the Committee, in its discretion, shall determine is appropriate).

For avoidance of doubt, this Section 16(b) shall permit the Committee to impose terms and conditions on amounts payable to Participants as apply to payments to stockholders in a Corporate Transaction, including but not limited to escrow restrictions.

In the event such successor corporation (if any) fails to assume or substitute Awards pursuant to a Corporate Transaction, all Awards will expire on such transaction at such time and on such conditions as the Board shall determine subject to Section 22 below (regarding Change in Control Vesting).

For purposes of this Section 16(b), a “Corporate Transaction” means a (i) a dissolution or liquidation of the Company, (ii) the consummation of a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed or replaced by the successor corporation, which assumption will be binding on all Participants), (iii) the consummation of a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (iv) the sale of substantially all of the assets of the Company, or (v) the consummation of any other transaction which qualifies as a corporate transaction under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company). Notwithstanding the foregoing, to the extent that an Award is subject to Section 409A and a Corporate Transaction would result in a change in the payment timing of an outstanding Award, a transaction described in (ii) through (v) above must also qualify as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of a corporations assets, as the case may be, within the meaning of Section 409A.

17.LIMITATION ON RIGHTS CONFERRED UNDER THE PLAN.

Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or services of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

18.EFFECT OF THE SALE OF A RELATED ENTITY

A sale or other disposition of a Related Entity that is not a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company shall not constitute a Change in Control. Except as other determined by the Committee in its sole discretion, a Participant who is employed by any such Related Entity shall be deemed to have terminated employment and to no longer be in Continuous Service for purposes of the Plan and the applicable Award Agreement and the unvested portion of the Award at the time of such sale or other disposition shall immediately be forfeited.

19.SECTION 162(m) CONDITIONS

It is the intent of the Company that all Awards that are intended to constitute Qualified Performance Based Compensation under Section 162(m) be granted and interpreted in a manner to satisfy all applicable requirements of Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded. If changes are made to Section 162(m) to permit greater flexibility with respect to any Award under the Plan, the Committee may make any adjustments it deems appropriate.

Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify for the performance based compensation exemption under Section 162(m) of the Code.

20.SECTION 409A CONDITIONS

With respect to Awards that are subject to Section 409A, the Plan is intended to comply with the requirements of Section 409A and the Plan and provisions of such Awards shall be interpreted and administered in accordance with that intent. To the extent that the Committee determines that the Plan or any Section 409A Award fails to comply with the requirements of Section 409A, notwithstanding anything to the contrary contained in the Plan or in any Award, the Committee reserves the right to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award, without the consent of the Participant, to cause the Award to either not be subject to Section 409A or to comply with the applicable provisions of such section. By way of example, the following rules shall apply:

•	Any provision of the Plan that would conflict with the requirements of a Section 409A Award shall not apply to a Section 409A Award.

•
Any adjustment or modification to an Award shall be made in compliance with Section 409A (e.g., any adjustment to an Option or Stock Appreciation Right under Section 21) shall be made in accordance with the requirements of Section 409A.

•	For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.

•
For Section 409A Awards, any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

•	Any assumption or substitution of Section 409A Awards, pursuant to Section 22 shall be made in accordance with the requirements of Section 409A.

•
With respect to amounts payable under a Section 409A Award, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is payable in connection with the Participant’s separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant’s separation from service an amount equal to the benefit that the Participant would have received during such six month period absent the restriction.

While the Company intends for Awards to either be exempt from or in compliance with Section 409A, neither the Company nor the Committee shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to Awards under the Plan.

21.AMENDMENTS AND OTHER MATTERS

(a)The Plan and any Award Agreement (for outstanding Awards) may be amended, modified or terminated by the Committee at any time and all Awards shall be subject to the Plan, as amended from time to time, except that the Committee may not, without approval of the Participant to whom the Award was granted or his legal representative or permitted transferee materially and adversely affect the rights of such person under such Award Agreement unless such action is required to comply with Applicable Laws. No amendment, modification, or termination of the Plan shall be effective without stockholder approval if such approval is required under Applicable Laws, including but not limited to the provisions of the Plan that are subject to the stockholder approval requirements under Section 162(m).

(b)No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares): (i) the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or the reference amount of SARs, (ii) outstanding Stock Options or SARs may not be cancelled in exchange for cash, other awards, or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs, and (iii) the Company may not repurchase Options or SARs for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the class of Company Stock underlying the

Stock Option or SAR is lower than the exercise price per share of the Option or SAR. This paragraph may not be amended, altered or repealed by the Board or the Committee without approval of the stockholders of the Company.

(c)No Reloads. No Stock Options or SARs granted under the Plan shall contain any provision entitling a Participant to the automatic grant of additional Stock Options or SARs in connection with the exercise of the original Stock Options or SARs.

(d)Tolling. Except as otherwise provided in an Award Agreement, if the exercise of a Stock Option or SAR following the termination of a Participant’s termination of employment (other than for Cause and other than upon the Participant's death or disability) would be prohibited at any time solely because the issuance of Shares would violate requirements under Applicable Laws, then such Stock Option or SAR will terminate on the earlier of (i) thirty days after its exercise would not violate such requirements, or (ii) the expiration of the term of such Stock Option or SAR as set forth in the applicable Award Agreement. This Section 21(d) shall be interpreted consistent with not having an extension for purposes of Section 409A with respect to Stock Options or SARs intended to qualify under the stock rights exemption within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

(e)Automatic Exercise. The Committee may from time to time, in its sole discretion, provide for and establish procedures with respect to the automatic exercise of Stock Options or SARs that are vested and unexercised as of 5:00 p.m. Eastern Time on the date that such Stock Options or SARs would otherwise terminate under the applicable Award Agreement. Any automatic exercise covered by any such procedures shall be accomplished using a net exercise whereby the Company issues to the Participant Shares equal to the number of Shares covered by the Stock Options or SARs reduced by the smallest number of whole Shares with an aggregate Fair Market Value that is equal to or exceeds the aggregate exercise price of the Stock Option; or reference amount of the SARs as applicable and the Company shall pay the Participant cash equal to excess, if any, of the aggregate Fair Market Value of such shares over the aggregate exercise price or reference amount, as applicable. In no event shall the Company or its Related Entities or their respective employees or agents be liable for any damages whatsoever arising out of or in any way related to any use of any automatic exercise procedures.

(f)Non-Exempt Employees. No Stock Option or SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any Shares until at least six (6) months following the Grant Date. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

22.CHANGE IN CONTROL VESTING

The Committee has the authority to prescribe the rules that apply to an Award upon a Change in Control, which shall be memorialized in the Participant’s original or amended Award Agreement or similar document. In the event that the Award Agreement does not prescribe such rules, the following rules will apply. In the event of a Change in Control:

(a)If the continuing entity after a Change in Control fails to assume or replace an Award with a new award of equivalent value and substantially equivalent terms, such Award shall become vested on the date of the Change of Control; provided, however, that in the case of such an Award that is subject to attaining one or more Performance Goals, the vesting shall be based upon the extent to which performance metrics were actually achieved as of such Change in Control, or if achievement of any performance metric cannot be determined as of such Change in Control, as though such performance metric had been achieved at target.

(b)If the continuing entity assumes or replaces an Award that is settled in Shares and subject to vesting conditions based upon continued employment with the Company or its Affiliates without regard to the attainment of any Performance Goals with a new award of equivalent value and substantially equivalent terms, the vesting schedule of the assumed or replaced Award shall vest in accordance with the original vesting schedule set forth in the Award Agreement, and shall not accelerate, and the unvested portion of such Award and shall be immediately forfeited upon any subsequent termination of Participant’s employment; provided, however that any such Award shall become fully vested and transferable upon the termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason during the Change in Control Protection Period (as defined below).

(c)If the continuing entity assumes or replaces an Award that is settled in Shares and subject to the attainment of one or more Performance Goals with a new award of equivalent value and substantially equivalent terms based upon the performance metrics actually achieved as of such Change in Control, or if achievement of any performance metric cannot be determined as of such Change in Control, as though such performance metric had been achieved at target, the vesting schedule of the assumed or replaced Award shall become solely time-based and vest in accordance with the original vesting schedule set forth in the Award Agreement, and shall not accelerate, and the unvested portion of such Award and shall be immediately forfeited upon any subsequent termination of Participant’s employment; provided, however that any such Award shall become fully vested and transferable upon the termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason during the Change in Control Protection Period.

(d)If the continuing entity assumes or replaces a Cash Incentive Award with a new award of equivalent value and substantially equivalent terms, payment shall be made based on the extent to which Performance Goals were met and any continuing employment requirement shall be waived in the case of a Participant whose employment is terminated by the Company without Cause or by the Participant for Good Reason during the Change in Control Protection Period.

For purposes of this Section and unless otherwise provided in the Award Agreement, the term “Change in Control Protection Period” shall mean the twenty four-month period following a Change in Control.

23.CLAWBACK

Notwithstanding any provision to the contrary, any “clawback” or “recoupment” policy required under Applicable Law or provided for under Company policy shall automatically apply to the Award, regardless of whether such provision is included in the Award Agreement or any other document.

24.CHOICE OF FORUM

(a)The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Rochester, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 24 has a reasonable relationship to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 24.

(b)The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 24, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 24 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Participant.

(c)Each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably appoints the General Counsel of Constellation Brands, Inc. as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Participant of any such service of process.

(d)Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 24, except that a Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

25.SUBSTITUTE AWARDS

Notwithstanding any other provision to the contrary, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the acquired entity’s awards in substitution for which they are granted and to preserve the economic value of all or a portion of such acquired entity’s awards at such price as the Committee determines necessary to achieve preservation of economic value.

26.PARTICIPANTS IN FOREIGN COUNTRIES

The Committee shall have the authority to adopt such modifications, procedures, and subplans, in each case which may differ from the terms specified in the Plan, as may be necessary or desirable, after consideration of the Applicable Laws of foreign countries in which the Company or its Subsidiaries may operate, to ensure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

27.DEFERRED PAYMENTS

Subject to the terms of the Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, Shares or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, which terms shall be designed to comply with Section 409A.

28.    GOVERNING LAW

The Plan and any Award made pursuant to it shall be construed under the laws of the State of Delaware.

Dated: July 18, 2017
CONSTELLATION BRANDS, INC.

	By:	/s/ Dan Towner
Dan Towner
	Title:	Vice President, Compensation & Human Resources Information Systems

Date of Stockholder Approval:		July 18, 2017

ANNEX A
TO
LONG-TERM STOCK INCENTIVE PLAN

CERTAIN DEFINITIONS

Capitalized terms used in the Plan shall have the meanings set forth below:

“Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control or other regulatory laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Applicable Period” means, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of: (i) the 90th day of such Performance Period, or (ii) the date on which 25% of such Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the previous sentence may be taken at a later date with respect to Participants who are not Covered Employees and with respect to Covered Employees if permitted by Section 162(m).

“Award” means, individually or collectively, a grant under the Plan of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units, Other Stock-Based Awards or a Cash Incentive Award. Subject to the terms of the Plan, the terms of an Award will be memorialized and set forth in an Award Agreement.

“Award Agreement” means an agreement, certificate or other form of writing approved by the Committee that sets forth the terms and provisions applicable to an Award granted under the Plan. An Award Agreement may be in paper or electronic medium and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

“Cash Incentive Award” means a cash bonus opportunity awarded under Section 10 of the Plan pursuant to which a Participant may become entitled to receive an amount denominated in dollars or another currency based on the satisfaction of such performance or vesting criteria as are specified in the Award Agreement, or, if no Award Agreement is entered into with respect to the Cash Incentive Award, other documents evidencing the Award or the program under which the Award is made.

“Cause” means, solely for the purposes of the Plan, unless otherwise provided in an Award Agreement, gross negligence or willful misconduct or commission of a felony or an act of moral turpitude determined by the Committee to be detrimental to the best interests of the Company or, if the Participant is subject to a written agreement with the Company, “cause” shall have the meaning set forth in that agreement.

“Change in Control” means, unless the Committee specifies otherwise in an Award Agreement:

(a)    there shall be consummated

(i)    any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any Shares are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a direct or indirect wholly‑owned subsidiary of the Parent or one of its Subsidiaries immediately before the consolidation or merger; or

(ii)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(b)    the consummation of a complete liquidation or dissolution of the Company; or

(c)    any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than any of the Permitted Holders shall become the beneficial owner (within the meaning of Rule 13d‑3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the voting control of the Company’s then outstanding common stock, provided that such person shall not be a wholly‑owned subsidiary of the Company immediately before it becomes such 35% beneficial owner of voting control; or

(d)    individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board of Directors (for this purpose “Incumbent Board” means at any time those persons who are then members of the Board of Directors of the Company and who either (i) are members of the Company’s Board of Directors on the date hereof, or (ii) have been elected, or have been nominated for election by the Company’s stockholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination)).

“Class A Stock” means the class A common stock, par value $.01 per share, of the Company.

“Class 1 Stock” means the class 1 common stock, par value $.01 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Stock or Class 1 Stock.

“Company” means Constellation Brands, Inc. and its Subsidiaries, except where the context indicates that only the Parent is intended.

“Committee” means the committee appointed from time to time by the Company’s Board of Directors to administer the Plan, and if no committee is appointed, the Committee shall be the Human Resources Committee.

“Consultant” means any natural person, including an advisor, engaged by the Company as an independent contractor to render bona fide services to such entity (other than in connection with the offer or sale of securities in a capital-raising transaction or to promote or maintain a market for the Company’s securities).

“Continuous Service” means uninterrupted provision of services to the Company in any capacity of Employee, Non-Employee Director, or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Non-Employee Director, or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Non-Employee Director, or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. A leave of absence will be treated as Continuous Service for purposes of determining the continued vesting of an Award (as differentiated from the use of Continuous Service as a trigger for the termination or forfeiture of the Award) only to the extent provided in the

Company's leave of absence policy, in the written terms of any leave of absence agreement applicable to the Participant, or as otherwise required by Applicable Laws.

“Covered Employee” means an employee who is a “covered employee” as such term is defined under Section 162(m) and such additional employees as the Committee may treat as being subject to the rules that apply to “covered employees” under Section 162(m).

“Effective Date” shall have the meaning set forth in Section 1 above.

“Eligible Person” means each Executive Officer and other officers, Non-Employee Directors and Employees of the Company or of any Related Entity, and Consultants with the Company or any Related Entity. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

“Employee” means any individual designated as an employee on the payroll records of the Company or a Related Entity, including (i) employees who are also directors and (ii) prospective employees, but conditioned on their commencement of employment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

“Extraordinary Items” means (a) items presented as such (or other comparable terms) on the Company’s audited financial statements, (b) extraordinary, unusual, transition, one-time and/or nonrecurring items of gain or loss (including, but not limited to, charges for reorganizing and restructuring, discontinued operations and asset write-downs), (c) the effect of changes in tax laws, corporate tax rates, accounting principles, or other Applicable Laws affecting reported results, (d) the effects of mergers, acquisitions, divestitures, spin-offs or similar significant transactions (including, without limitation, gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business or reorganization or restructuring programs), (e) events of an “unusual nature” or of a type that indicates “infrequency of occurrence,” as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto), (f) exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (g) foreign exchange gains and losses; (h) discontinued operations and nonrecurring charges; (i) stock split, recapitalization, split-up, or similar change, (j) share repurchases; (k) a change in the Company’s fiscal year; or (l) litigation or claim judgments or settlements. To qualify as an Extraordinary Item, the item must be identified in the audited financial statements and notes thereto or in the “management’s discussion and analysis” section of the financial statements in a period report filed with the SEC under the Exchange Act.

“Fair Market Value” of a Share means (a) with respect to a Share of Class A Stock, the closing price of the Class A Stock on the New York Stock Exchange or other national stock exchange on which the Class A Stock is actively traded for the date as reported in the Wall Street Journal, Eastern Edition or such other standard reference service as the Committee may select, and (b) with respect to a Share of Class 1 Stock, (i) the closing price of the Class A Stock on the New York Stock Exchange or other national stock exchange on which the Class A Stock is actively traded for the date as reported in the Wall Street Journal, Eastern Edition or such other standard reference service as the Committee may select, or (ii) if the Committee shall determine that the fair market value of a share of Class A Stock is not a reasonable proxy for the fair market value of a share of Class 1 Stock, such fair market value as shall be determined by the Committee or calculated in accordance with one or more methodologies established by the Committee as such methodologies may be modified or adjusted from time to time by the Committee.

“Grant Date” means the date specified by the Committee on which a grant of an award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

“Good Reason” means, unless otherwise provided in an Award Agreement, as applied to a Participant who is an Employee: (a) to the extent defined in an Employee’s employment agreement, the term “Good Reason” shall have the same meaning as set forth in the employment agreement with respect to such Employee, and (b) in the case of any Employee not covered by clause (a) above, the term “Good Reason” means that the Employee terminates his or her employment upon 30 days’ notice to the Company given within 90 days following the occurrence of any of the following events without his or her consent, each of which shall constitute a “Good Reason” for such termination; provided that the following events shall not constitute “Good Reason” if the event is remedied by the Company within 30 days after receipt of notice given by the Employee to the Company specifying the event: (i) the Company acts to materially reduce the Employee’s employment band or materially reduce the Employee’s duties and responsibilities; (ii) the Company materially reduces the amount of the Employee’s base salary, and not of other similarly situated Participants; (iii) the Company relocates Participant’s principal place of employment by more than 50 miles; or (iv) the Company materially breaches an employment agreement or an Award Agreement with the Employee. With respect to a Participant who is not an Employee, “Good Reason” shall have the meaning ascribed thereto in the applicable Award Agreement and, in the absence of the definition of such term in such agreement, the provisions in Section 22 relating to “Good Reason” shall not be applicable to such Participant’s Award evidenced by such agreement.

“Incentive Stock Option” or “ISOs” means any Stock Option that is intended to qualify as an “incentive stock option under Section 422 of the Code or any successor provision.

“IRS” means the Internal Revenue Service and, if the context permits, the courts interpreting the Code.

“Non-Employee Director” means a member of the Board who is not an Employee.

“Non-Qualified Stock Option” means a Stock Option that is not intended to qualify as an Incentive Stock Option.

“Other Stock-Based Award” means an Award granted pursuant to Section 9 of the Plan which is subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award and the Plan.

“Parent” means Constellation Brands, Inc.

“Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

“Performance Criteria” means one or more of the following performance criteria for a Performance Period selected by the Committee with respect to an Award that is intended to constitute Qualified Performance Based Compensation.

• Sales Growth or Net Sales Growth	• Cash Flows from Operating Activities
• Net Sales	• Return on Capital
• Assets or Asset Productivity	• Return on Equity
• Operating Expenses / Selling, General and Administrative Expenses	• Cost of Goods Sold / Cost of Product Sold
• Cost reductions or cost control	• Return on Invested Capital
• Gross Margin or Gross Profit	• Return on Assets / Return on Net Assets
• Brand Contribution / Contribution after Marketing	• Capital Expenditures / Purchases of property, plant and equipment
• Operating Income or Net Operating Income	• Net Increase in Cash or Cash Equivalents
• Operating Margins / Sales	• Stock Price
• Return on Operating Revenue	• Market share (volume or value-based)
• Earnings Before Interest and Taxes	• Total Stockholder Return
• Earnings Before Interest, Taxes, Depreciation and Amortization	• Stockholder Value Added / Economic Value Added
• Income Before Income Taxes / Profit Before Tax	• Strategic Business Objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals or goals relating to acquisitions or divestitures
• Net Income	• Units produced, sold or depleted
• Earnings Per Share	• Customer service level
• Cash Flow or Free Cash Flow	• Debt Ratio or Debt-to-Equity Ratio
• Working Capital or any of its components (Accounts Receivable, Inventory, Accounts Payable)	• New Sales or Depletions or new product introductions
• New product introductions or launches

“Performance Formula” shall have the meaning set forth in Section 12(c) of the Plan.

“Performance Goal” means one or more specific objective goal or goals (which may be cumulative or alternative) that are timely set in writing by the Committee for each Participant for the applicable Performance Period with respect to any one or more of the Performance Criteria. Performance Criteria within a Performance Goal may be: (a) established on a corporate, divisional, business unit or consolidated basis, (b) measured on an absolute basis or relative basis (e.g., passage of time (such as a year over year growth), as a relative comparison to a peer group, industry index, broad-based index, etc.), (c) calculated on a pre-tax or after-tax basis, (d) calculated on a per share basis, (e) calculated on a GAAP or non-GAAP basis, and/or (f) calculated for all or a portion of a single year or calculated over multiple years. Notwithstanding the foregoing, the Performance Goal for with respect to an Award that is not intended to constitute Qualified Performance Based Compensation need not be based on one or more Performance Criteria.

“Performance Period” means the fiscal year or years or other period established by the Committee with respect to which a Performance Goal is set by the Committee.

“Performance Share Unit” means an Award granted to a Participant pursuant to Section 8 of the Plan whose value is denominated in Shares and is earned by satisfaction of specified Performance Goals and such other terms and conditions that the Committee may specify.

“Permitted Holders” means, unless the Committee specifies otherwise in an Award Agreement, (a) Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing individuals, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the individuals and foundation described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the individuals described in clause (a) or the estate of any such individuals, The Sands Family Foundation, Inc., a trust referred to in the foregoing clause (b), or an entity that satisfies the conditions of this clause (c).

“Plan” means the Long-Term Stock Incentive Plan of the Company, as amended from time to time.

“Qualified Performance Based Compensation” shall have the meaning set forth in Treasury Regulation Section 1.162-27(e) but shall not include Stock Options or Stock Appreciation Rights.

“Related Entity” means any Parent, Subsidiary, and any business, corporation, partnership, limited liability company, or other entity designated by the Committee in which the Company or a Subsidiary, directly or indirectly, holds a substantial ownership interest.

“Restricted Stock” means Shares granted pursuant to Section 7 of the Plan which are subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award.

“Restricted Stock Units” means an Award granted to a Participant pursuant to Section 8 of the Plan whose value is denominated in Shares and is earned by satisfaction of specified service requirements and such other terms and conditions that the Committee may specify.

“SEC” means the Securities and Exchange Commission.

“Section 409A” means Section 409A of the Code.

“Section 409A Award” means an Award that is subject to and intended to comply with the requirements of Section 409A.

“Section 162(m)” means Section 162(m) of the Code.

“Shares” means shares of Class A Stock or Class 1 Stock and, with respect to any particular Award, means the shares of Class A Stock or shares of Class 1 Stock to which such Award relates.

“Share Reserve” shall have the meaning set forth in Section 4(a) above.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Stock Option, designated as a Stock Appreciation Right and granted pursuant to the terms of Section 6 of the Plan which is subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award and the Plan.

“Stock Option” means any Non-Qualified Stock Option or Incentive Stock Option granted pursuant to Section 5 of the Plan which is subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award and the Plan.

“Subsidiaries” means (a) all corporations of which at least fifty percent of the voting stock is owned by the Company directly or through one or more corporations at least fifty percent of whose voting stock is so owned, and (b) partnerships or other entities in which the Company has, either directly or indirectly, at least a fifty percent interest in the capital or profits.

“Substitute Awards” means any Awards granted to an Eligible Person in assumption of, or in substitution or exchange for, either awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.